Exhibit (h)(18)

THIRD AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

PIMCO Variable Insurance Trust

840 Newport Center Drive

Newport Beach, California 92660

September 26, 2012

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Re:	PIMCO All Asset All Authority Portfolio (the “Portfolio”)

Dear Sirs:

This Agreement dated September 26, 2012 amends and restates the Amended and Restated Expense Limitation Agreement between PIMCO Variable Insurance Trust (the “Trust”) on behalf of the Portfolio and Pacific Investment Management Company LLC (“PIMCO”) dated February 23, 2009 (the “2009 Agreement”), which amended and restated the Expense Limitation Agreement between the same parties dated April 1, 2007 (the “2007 Agreement”), which amended and restated the Expense Limitation Agreement between the same parties dated May 24, 2005 (the “2005 Agreement”). This will confirm the agreement between the Trust and PIMCO as follows:

1. The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement pertains to each Class of the Portfolio. The Portfolio is a “fund of funds,” investing primarily in shares of series of PIMCO Funds (the “Underlying PIMCO Funds”), series of PIMCO ETF Trust (the “Underlying PIMCO ETFs”) and series of PIMCO Equity Series (the “Underlying PIMCO Equity Funds,” together with the Underlying PIMCO Funds and the Underlying PIMCO ETFs, the “Underlying Funds”).

2. Pursuant to an Amended and Restated Investment Advisory Contract between the Trust and PIMCO dated February 23, 2009 (the “Investment Advisory Contract”), which amends and restates the Investment Advisory Contract dated May 5, 2000 between the same parties, the Trust has retained PIMCO to provide the Portfolio with investment advisory services. Pursuant to the Investment Advisory Contract, the Portfolio pays to PIMCO a monthly advisory fee at an annual rate set forth in Exhibit A to the Investment Advisory Contract (the “Advisory Fee”).

3. Pursuant to an Amended and Restated Investment Advisory Contract between PIMCO Funds and PIMCO dated February 23, 2009, as supplemented from time to time (the “PIMCO Funds Investment Advisory Contract”), each Underlying PIMCO Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to a Second Amended and Restated Supervision and Administration Agreement between PIMCO Funds and PIMCO dated April 1, 2012, as supplemented from time to time (the “PIMCO Funds Supervision and Administration Agreement”), each Underlying PIMCO Fund also pays to

PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Fund and its shareholders. Pursuant to an Investment Management Agreement between PIMCO ETF Trust and PIMCO dated April 24, 2009, as supplemented from time to time (the “Management Agreement”), each Underlying PIMCO ETF pays to PIMCO a separate management fee for investment advisory and supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO ETF and its shareholders. Pursuant to an Investment Advisory Contract between PIMCO Equity Series and PIMCO dated March 30, 2010, as supplemented from time to time (the “Equity Series Investment Advisory Contract”), each Underlying PIMCO Equity Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to a Second Amended and Restated Supervision and Administration Agreement between PIMCO Equity Series and PIMCO dated April 1, 2012, as supplemented from time to time (the “Equity Series Supervision and Administration Agreement”), each PIMCO Equity Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Equity Fund and its shareholders. The advisory fees and supervisory and administrative fees paid by the Underlying PIMCO Funds and the Underlying PIMCO Equity Funds and the management fees paid by the Underlying PIMCO ETFs are collectively referred to herein as “Underlying Fund Fees.”

4. The Portfolio indirectly pays its proportionate share of the Underlying Fund Fee charged by PIMCO to the Underlying Funds in which the Portfolio invests.

5. Each Class of the Portfolio shall be entitled to a waiver of the Advisory Fees it pays if the Underlying Fund Fees in any year exceed 0.69% (the “Expense Limit”).

6. If the Underlying Fund Fees in any fiscal year exceed the Expense Limit, PIMCO shall waive a portion of its Advisory Fee equal to the amount over which the Underlying Fund Fees exceed the Expense Limit (the “Excess Amount”).

7. Each month, the Underlying Fund Fees for each Class of the Portfolio shall be calculated based on Underlying Fund Fees for each day of that month, and then totaled for such month and annualized. If the annualized Underlying Fund Fees for any month of a Class of a Portfolio exceed the Expense Limit, PIMCO shall waive or reduce its Advisory Fee due and payable for such month.

8. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced with respect to the previous fiscal year shall equal the Excess Amount.

9. If in any month during which the Investment Advisory Contract is in effect, the Underlying Fund Fees of any Class of the Portfolio for that month are less than the Expense Limit, PIMCO shall be entitled to reimbursement by the Portfolio of any Advisory Fees waived or reduced pursuant to this Agreement (the “Reimbursement Amount”) during the previous 36 months, to the extent that the Underlying Fund Fees plus the amount so reimbursed does not exceed, for such month, the Expense Limit, provided that such amount paid to PIMCO will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed to PIMCO.

10. Nothing in this Agreement shall affect the right of PIMCO to continue to be reimbursed under Paragraph 9 of the 2009 Agreement, Paragraph 7 of the 2007 Agreement or under Paragraph 7 of the 2005 Agreement for any Advisory Fees waived during the previous 36 months to the extent that the Underlying Fund Fees calculated in the manner described in Paragraph 7 of the 2009 Agreement, Paragraph 5 of the 2007 Agreement or Paragraph 5 of the 2005 Agreement, plus the amount reimbursed does not exceed, for such month, the Expense Limit, as that term is defined in the 2009 Agreement and 2007 Agreement, for any month after April 1, 2007 (0.69%), or as that term is defined in the 2005 Agreement, for any month prior to April 1, 2007 (0.69%).

11. This amended and restated Agreement shall become effective on September 26, 2012, shall have an initial term through May 1, 2014, and shall apply for each 12 month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Investment Advisory Contract, or it may be terminated by the Trust, without payment of any penalty, upon 90 days’ prior written notice to PIMCO at its principal place of business.

12. Nothing herein contained shall be deemed to require the Trust or the Portfolio to take any action contrary to the Trust’s Trust Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolio.

13. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee or Underlying Fund Fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract, PIMCO Funds Investment Advisory Contract, PIMCO Funds Supervision and Administration Agreement, Management Agreement, Equity Series Investment Advisory Contract and Equity Series Supervision and Administration Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Advisory Contract, PIMCO Funds Investment Advisory Contract, PIMCO Funds Supervision and Administration Agreement, Management Agreement, Equity Series Investment Advisory Contract, Equity Series Supervision and Administration Agreement or the 1940 Act.

14. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

15. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the

Trust personally, but shall bind only the trust property of the Trust relating to the Portfolio. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Portfolio, as provided in the Trust’s Declaration of Trust dated October 3, 1997, and as amended from time to time.

16. This Agreement constitutes the entire agreement between the Trust on behalf of the Portfolio and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Henrik P. Larsen
Name: Henrik P. Larsen
Title: Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow
Name: Peter G. Strelow
Title: Managing Director

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